                                                                    EXHIBIT 99.1


The following table reconciles the Company's adjusted net income to its GAAP net income for the three months ended June 30, 2004 and 2003:

                                                                         THREE MONTHS ENDED
                                                                           (IN THOUSANDS)
                                                           ------------------------------------------------
                                                               AS REPORTED
                                                                06/30/04                   06/30/03
                                                           --------------------      ----------------------
GAAP net (loss) income                                               ($7,312)                $40,552
Adjusted net income data:
Add: write-down of carrying value of note                              8,341(2)              ---
Less: other income, net                                               (2,033)(3)             (16,716)(5)
Add:  tax provision                                                    2,217(4)              ---
                                                           -------------------       ----------------------
Adjusted net income(1)                                                $1,213                 $23,836
                                                           ===================       ======================

1 Enzon has reported adjusted net income because it believes that adjusted net income is indicative of the underlying operations of its business and is relevant to gaining an understanding of the Company's trends and potential future performance.

2 Adjusted net income for the fourth quarter of FY 2004 excludes the write-down of Enzon's investment in Micromet AG, which was made in April 2002 in the form of a convertible note that is due in March 2006. The Company based its decision to write-down the note pursuant to GAAP due to uncertainty regarding the future realization of the carrying value of the asset.

3 Adjusted net income for the fourth quarter of FY 2004 excludes tax-adjusted investment income of $2.0 million related to the change in the fair value of a derivative hedging instrument entered into as a protective collar arrangement to reduce the Company's exposure associated with its 1.5 million shares of NPS common stock (discussed below).

4 Adjusted net income for the fourth quarter of FY 2004 excludes non-cash adjustments totaling $2.2 million that are primarily related to an increase in the Company's valuation allowance based on Enzon's belief that it is likely that it may not be able to utilize a portion of its research and development tax credits.

5 Adjusted net income for the fourth quarter of FY 2003 excludes tax-adjusted other income related to the $36.0 million termination fee paid to Enzon in the form of 1.5 million shares of NPS common stock, related to the termination of the proposed merger between Enzon and NPS in June 2003. The termination fee is net of costs incurred related to the proposed merger.